Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Yandex N.V.

We consent to the incorporation by reference in the registration statements (Nos. 333-177622 and 333-213317) on Form S-8, of Yandex N.V. of our reports dated April 19, 2019, with respect to the the consolidated balance sheets of Yandex N.V. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, cash flows and shareholders’ equity for the years then ended, and the related notes and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 20-F of Yandex N.V.

Our report on the consolidated financial statements dated April 19, 2019, refers to the translation of the consolidated financial statements as of and for the year ended December 31, 2018 into United States dollars presented solely for the convenience of the reader. In addition, our report on the consolidated financial statements refers to a change in accounting, and to our audit of the adjustments that were applied to reflect such change in the 2016 consolidated financial statements, as more fully described in Note 2 Summary of significant accounting policies – Reclassifications and changes in presentation and Note 16 Information about segments, revenues & geographic areas. However, we were not engaged to audit, review, or apply any procedures to the 2016 consolidated financial statements other than with respect to such adjustments.

/s/ JSC “KPMG”

Moscow, Russia

April 19, 2019